Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Integrity Insurance Group, Inc. of our report dated February 26, 2026, with respect to the consolidated financial statements included in American Integrity Insurance Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Tampa, Florida

October 2, 2026